Exhibit T3A.8.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
CAPITA PREMIUM FINANCE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation by unanimous consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of CAPITA PREMIUM FINANCE CORPORATION be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:
     “Article I. The name of the corporation is CAPITA PREMIUM CORPORATION.”
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given *unanimous* written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said Certificate of Amendment has caused this certificate to be signed by Robert J. Ingato, its Executive Vice President, this 28th day of March, 2000.

CAPITA PREMIUM CORPORATION
By:	/s/ Robert J. lngato
Robert J. lngato
Executive Vice President